                                                                    EXHIBIT 11.1
RESTRAC, INC.


                                                                                         YEAR ENDED       SIX MONTHS ENDED
                          Pro forma Net Income                                          SEPTEMBER 30,         MARCH 31,
                             Per Common and                                                 1995                1996
                                                                                            ----                ----
                         Common Equivalent Share                                                             (unaudited)
                         -----------------------                                                             -----------
Net income                                                                               $  400,807          $  526,670


Weighted average common shares outstanding                                                3,870,000           3,870,000

Common Stock issuable upon conversion of Redeemable Convertible Preferred
     Stock to Common Stock issued (1)                                                     2,502,696           2,502,696

Dilutive effect of Common Stock options issued prior to one year from the                   360,118             348,423
     filing of this registration statement

Dilutive effect of Common Stock options issued within one year from                         174,249             174,249
     the filing of this registration statement (2)

Number of shares of Common Stock to be issued pursuant to the proposed initial public offering sufficient to generate proceeds for the payment of
     $548,733 of Convertible Preferred Stock dividends payable upon the
     consummation of the proposed initial public offering                                    42,210              42,210
                                                                                         ----------           ---------

Weighted average common and common equivalent shares outstanding                          6,949,273           6,937,578
                                                                                         ----------           ---------

Pro forma net income per share amount                                                    $     0.06          $     0.08
                                                                                         ==========          ==========
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_______________

(1) Assumes Convertible Preferred Stock is surrendered in conjunction with the subsequent conversion into 2,502,696 shares of Common Stock.

(2)      Pursuant to Securities and Exchange Commission Staff Accounting
         Bulletin No. 83, common and preferred stock, options and warrants issued at prices below the initial public offering price of $13.00 per share ("cheap stock") during the twelve month period immediately preceding the initial filing date of the Company's Registration
         Statement for its initial public offering have been included as outstanding for all periods presented. The dilutive effect of the common and common share equivalents was computed in accordance with the treasury stock method.